Exhibit 10.3

IEC Electronics Corp.

Summary of 2012 Long-Term Incentive Plan

The purpose of the Company’s Long-Term Incentive Plan (“LTIP”) is to motivate the Company’s executive officers (in 2012 not including the CFO) and certain designated key employees (collectively, the “Participants”) to enhance the long-term value of the Company by aligning their interests with those of the stockholders. The LTIP is also designed to help attract and retain talented personnel with outstanding abilities and skills.

The LTIP provides for awards of restricted stock (“Awards”) to be made under the Company’s 2010 Omnibus Incentive Compensation Plan (“2010 Plan”), to enable and encourage the Participants to increase their ownership in the Company by rewarding achievement of a high level of corporate financial performance through providing opportunities to participate in stockholder gains. The LTIP for fiscal 2012 was approved by the Compensation Committee at its meeting on May 23, 2012.

The LTIP measures Company performance over a one-year fiscal period and the Award is paid out at the end of the fiscal period based on the attainment of annual performance goals (“Performance Goals”), measured company-wide, pre-established by the Compensation Committee. The Performance Goals established for fiscal 2012 are based on two metrics which the Compensation Committee believes are key to the Company’s long-term financial success:

(i) Net Income Before Tax and

(ii) Return on Sales.

For purposes of the LTIP, non-operating events such as acquisition escrow clawbacks are excluded from calculation of Net Income. Each Performance Goal is weighted 50%.

The Compensation Committee also has established:

(i) minimum plan entry performance levels for each Performance Goal (“Performance Goal Minimum(s)”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii) a target goal (the “Target”) for each Performance Goal based on the Company budget.

If both Performance Goals are achieved at the Target level, Awards will be earned by the Participants with a value equal to the following percentages of base salary: (i) for the CEO – 60%, (ii) for the President – 55%, (iii) for the EVP – 55% and (iv) for other Participants – 15-20%. The Compensation Committee will determine appropriate treatment for any newly hired permanent CFO. If less than the applicable Target, but at least the Performance Goal Minimum, for any Performance Goal is achieved, the Award will be pro rated, using a calculation base of 50% of Target Award for achievement at exactly the Performance Goal Minimum level. If the Target for a Performance Goal is surpassed, the Target Award will increase pro rata up to a cap of 200% of the Target level Award. No Award will be made with respect to a Performance Goal if the applicable Performance Goal Minimum is not achieved.

The equivalent dollar value of each Award, as calculated based on the applicable percentage of base salary, is the “Calculated Value”. Each Award will be number of shares of restricted stock equal to the Calculated Award divided by the average closing price of the Company’s common stock on the NYSE/Amex for the 90 days prior to October 1, 2012.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the Performance Goals have been achieved and approve the amount of the Equity Award to be paid to each Participant. However, (i) based on his evaluation of a Participant’s performance, the CEO may recommend that the Calculated Value for that Participant be modified by plus or minus up to 25%, and (ii) the Compensation Committee may recommend that the Calculated Value for the CEO be modified by plus or minus up to 25%. All modifications to a Calculated Value for any Participant must be approved by the Compensation Committee. Additionally, any modification to the Calculated Value for the CEO must be approved by the independent members of the Board of Directors. Use of the modification factor is not expected to be an annual event, but is to be used sparingly, when the actual results achieved, whether positive or negative, are not appropriately reflected in the Calculated Award.

All Awards shall be evidenced by an Award Agreement in the manner set forth in 2010 Plan. Each Award will be subject to a five-year period of restriction, during which period the restricted stock may not be sold or otherwise transferred. As to one half (1/2) of the restricted shares, the restrictions will lapse and the shares will vest on the date four (4) years after the date the Award is granted. As to the other one half (1/2) of the shares, the restrictions will lapse and the shares will vest on the date five (5) years after the date the Award is granted. If a Participant’s employment with the Company is terminated for any reason whatsoever, other than death, disability, retirement or change in control, before the lapse of the restrictions, the unvested restricted stock will be deemed forfeited by the Participant and will be returned to or cancelled by the Company. The Award Agreements may contain such other terms and conditions deemed appropriate by the Compensation Committee. Such provisions need not be uniform among all grants of Awards among all Participants. The Compensation Committee may, at its discretion, authorize the Company to pay or reimburse a Participant the amount of any income taxes the Participant incurs with the Award.

Awards earned as provided above will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2012. In order to receive an Equity Award, a Participant must be an employee of the Company on the date such Equity Award is granted. For purposes of the LTIP, the grant date is the date on which the Compensation Committee approves the Equity Awards for all Participants except the Chief Executive Officer, for whom the grant date will be the date on which the Board approves the Equity Award.

The Compensation Committee reserves the right in its discretion to modify categories or goals. Among others, the Performance Goals set forth in the 2012 LTIP are based upon the organic growth of the Company and do not reflect the impact of any acquisitions. The Compensation Committee will separately review the impact of acquisitions, if any.